Exhibit 10.11

CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DATED AS OF JULY 29, 2025

By and AMONG

Fermi Equipment Holdco, LLC

FERMI LLC

FIREBIRD LNG, LLC

AND

THE EQUITYHOLDER OF FIREBIRD LNG, LLC

i

ii

Table of Schedules AND EXHIBITS

Exhibit A	Security Agreement
Exhibit B	Fermi Series B Note
Exhibit C	Closing Note
Exhibit D	Net Profits Interest
Exhibit E	Membership Interest Assignment

Schedule 2.5(b)(v)	Closing Liens

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of July 29, 2025, by and among (i) Fermi Equipment Holdco, LLC, a Delaware limited liability company (“Purchaser”), (ii) Fermi LLC, a Texas limited liability company (“Fermi”), (iii) Firebird LNG, LLC, a Delaware limited liability company (“Company”), and (iv) the MAD Energy Limited Partnership, a Delaware limited partnership (“Mad Energy” or the “Seller”). Purchaser, Fermi, the Company, and Seller are referred to collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to those terms in Article I.

RECITALS

A. Seller owns all of the issued and outstanding limited liability company membership interests (the “Firebird Interests”) of the Company.

B. Prior to Closing, the Company undertook the Pre-Closing Transactions pursuant to which, among other things, the Company undertook the Delaware Division which resulted in the Retained Assets and Retained Obligations being allocated to Firebird Equipment Holdco, LLC, a Delaware limited liability company that was formed as part of the Pre-Closing Transactions (“Firebird 2”).

C.  Following the consummation of the Pre-Closing Transactions, Seller owns all of the issued and outstanding limited liability company membership interests (the “Firebird 2 Interests”) of Firebird 2.

D. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the right, title and interest of Seller in and to the Firebird 2 Interests (the “Acquired Interests”), subject to and in accordance with the terms set forth herein.

E. Concurrently with the execution of this Agreement, Fermi is issuing the Closing Note to Mad Energy.

AGREEMENT

In consideration of the terms set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, have the following meanings:

“Acquired Interests” is defined in the Recitals.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” is defined in the Preamble.

“Business Day” means a day on which banks are open for business in Dallas, Texas, but does not include any day that is a Saturday, Sunday or a statutory holiday in Dallas, Texas.

“Closing” is defined in Section 2.4(a).

“Closing Date” is defined in Section 2.4(a).

“Closing Note” is defined in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986.

“Company” is defined in the Recitals.

“Confidential Information” means any and all information, data, books and records or other materials of the Company (including the Retained Assets) or Affiliate of the Company, in whatever form, that concerns, arises from, relates to or is associated or used in connection with, in whole or in part, the Company, including any past, present and future business affairs of the Company. “Confidential Information” includes (a) any Contracts, information, documents and materials relating to this Agreement, the Transaction Document (including the terms, conditions and other provisions hereof and thereof), (b)(i) methods of operation, (ii) price lists, (iii) financial information, budgets and projections, (iv) personnel data, (v) past, present or future business plans, (vi) the composition, description, schematic or design of products or equipment, (vii) tests, test results, manufacturing techniques or manufacturing documentation, (viii) advertising or marketing plans, (ix) information regarding any equityholder, partner, principal, investor, director, manager, officer, employee, consultant, contractor, professor, student, assistant, researcher, trustee, executor, administrator or other service providers, (x) information regarding any actual or prospective clients, customers, vendors, suppliers, landlords, licensors, lenders, advisors, attorneys, joint venturers, financing sources, insurers, or any other Person having a business relationship with the Company or Affiliate thereof that concerns, arises from, relates to or is associated or used in connection with, in whole or in part, the Company or business thereof or (xi) information regarding any third party, (c) trade secrets as well as information that does not rise to the level of a trade secret, (d) information that has been entrusted to the Company or Affiliate of the Company by a third party under or subject to any confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality, and (e) any other confidential or proprietary information, whether such information was developed in whole or in part by the Company or Affiliate of the Company or others, or was obtained by the Company or Affiliate of the Company from a third party, and irrespective of whether such information has been identified by the Company or Affiliate of the Company as secret or confidential.

“Contract” means any legally enforceable agreement, contract, commitment, lease, license, or other instrument including all amendments and modifications thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Damages” means all assessments, levies, losses, damages, fines, penalties, demands, actions, causes of action, costs, expenses whether or not arising out of any claims by or on behalf of any Third Party Claim, and reasonable attorneys’ fees and expenses incurred in connection therewith including in investigating or defending a Third Party Claim or Direct Claim and/or in obtaining payment or recovering from an insurance policy and/or from another party; provided, that, except as awarded via an Order issued by a competent Governmental Authority to a third party in connection with Third Party Claims, “Damages” will not include any punitive, special or exemplary damages.

“Delaware Division” is defined in Section 2.3(b).

“Direct Claim” is defined in Section 8.4(c).

“Enforceability Exceptions” is defined in Section 3.3.

“Equipment Purchase Agreement” means that certain Equipment Purchase Agreement, dated as of May 9, 2025, by and between the Company and Fermi.

“Excluded Assets” means all of the Company’s right, title and interest in and to all assets, properties and interests of the Company, except for the Retained Assets.

“Excluded Obligations” means all Liabilities of the Company other than the Retained Obligations.

“Export Control, Sanctions and Import Laws” means all U.S. (or applicable foreign Governmental Authority having jurisdiction) Laws governing (i) imports, exports (including deemed exports), reexports, or transfers of products, services, or technologies from or to the United States or another country, or from one foreign country to another foreign country; (ii) economic sanctions or embargoes; or (iii) compliance with unsanctioned foreign boycotts, including, without limitation, the Arms Export Control Act (22 U.S.C. §§ 2778 et. seq.), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 Parts 120-130), the Export Administration Regulations (EAR) (15 C.F.R. Parts 730-774) and associated executive orders, the Laws and regulations implemented by the Office of Foreign Assets Controls (OFAC), United States Department of the Treasury (OFAC Regulations) (31 C.F.R. Parts 500-599); and U.S. Customs Regulations administered by U.S. Customs and Border Protection (CBP) (19 C.F.R. Parts 0-199).

“Fermi Converted Securities” is defined in Section 8.5(b).

“Fermi Series B Note” is defined in Section 2.4(b).

“Firebird 2” is defined in the Recitals.

“Flow-Through Tax Return” means any U.S. federal, state, local or non-U.S. Tax Returns that reports items of income, gain, loss deduction or credit with respect to the Company or operation of the business of the Company, but with respect to which Seller (or their direct or indirect owners) is required to report such items or operations on their respective Tax Returns and pay the related Tax (including, for the avoidance of doubt, IRS Form 1065 and any similar state, local or non-U.S. Tax form).

“Governing Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Governmental Authority” means any nation, state, tribe, province or municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, in each case, exercising executive, legislative, judicial, taxing, regulatory or administrative functions of any nation, state, province or any municipal or other political subdivision of the foregoing.

“Indemnifiable Loss” is defined in Section 8.5(a).

“Indemnified Party” is defined in Section 8.4.

“Intended Tax Treatment” is defined in Section 7.4.

“Interests” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Law” means any law, statute, ordinance, regulation, rule, code, treaty or other requirement having the force of law of any Governmental Authority applicable, as the context requires, to the business or operations of the Company or to any Party, including common law.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Liens” means all legally binding options, proxies, voting trusts, voting agreements, judgments, pledges, bailments (in the nature of a pledge or for purposes of security), charges, escrows, rights of first refusal or first offer, option, transfer restrictions, liens, easements, mortgages, deeds of trust, security interests, indentures and similar encumbrances.

“Mad Energy” is defined in the Preamble.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts or developments, has had or would reasonably be expected to have a material adverse effect on (i) the business, operations, assets, results of operations or condition (financial or otherwise) of the Company or Firebird 2, as applicable, or (ii) the ability of Seller, Firebird 2 or the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which either is a party.

“Merger” is defined in Section 2.3(a).

“Order” means any order, judgment, ruling, award, writ, injunction or decree of any Governmental Authority and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Parties” is defined in the Preamble.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Post-Closing Straddle Period” is defined in Section 7.1(c).

“Pre-Closing Straddle Period” is defined in Section 7.1(c).

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Transactions” is defined in Section 2.3.

“Proceeding” means any audit, litigation (in law or in equity), arbitration, mediation, lawsuit, proceeding, investigation, request for information, or like matter before or by any Governmental Authority, whether administrative, judicial or arbitral in nature.

“Purchase Price” is defined in Section 2.2.

“Purchaser” is defined in the Preamble.

“Purchaser Indemnitee” is defined in Section 8.2.

“Retained Assets” means the Siemens Contract and any side letter rights, concessions, deposits, refunds, credits, and previous payments made by the Company or its affiliates (and successors) under, arising out of, or otherwise in connection with, the Siemens Contract. For the avoidance of doubt, the Retained Assets shall include all equipment (or the right to acquire any such equipment, as applicable) scheduled under the Equipment Purchase Agreement, regardless of whether such equipment is titled in the name of Firebird 2 or its successors as of the Closing Date.

“Retained Obligations” means all Liabilities arising under the Siemens Contract.

“Security Agreement” means the Security Agreement in the form attached hereto as Exhibit A.

“Seller” is defined in the Preamble.

“Siemens Contract” means that certain Siemens Energy AB Contract for the Supply of SCC-800 6x1 Combined-Cycle Power Island Equipment between the Company and Siemens Energy AB, dated July 14, 2022, as amended.

“Siemens Contract Seventh Amendment” means that certain 7th Amendment to the Siemens Contract.

“Straddle Period” means any Tax period, or portion thereof, that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person (other than a natural Person): (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of clause (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity’s gains or losses or (ii) is the managing director or general partner of such business entity. The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Tax Returns” means, collectively, all returns, filings, claims, refund requests, information statements, declarations, reports, elections, statements and other documents filed or required to be filed with a Governmental Authority by the Company in respect of any Taxes, including any amendments thereto, and whether or not any payment is required to be remitted with any such filing.

“Taxes” means, collectively, all U.S. federal, state, local, or non-U.S. income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, estimated, alternative minimum, value added, severance, occupation, withholding, windfall profit, customs, real property, personal property, escheat, capital stock, net worth, unemployment, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments in the nature of taxes of any kind (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Third Party Claim” means any Proceeding that is asserted by a Person other than the Parties, their successors and permitted assigns, against any Purchaser Indemnitee with respect to any indemnifiable matter under Section 9.2.

“Transaction Documents” means this Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the Parties or Firebird 2 in connection with the transactions contemplated by this Agreement, including all agreements, certificates, instruments and other documents enter into or filed in connection with the Pre-Closing Transactions.

“Transfer Taxes” is defined in Section 7.2.

Section 1.2 Rules of Construction. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference in this Agreement to any United States federal or state action, remedy, method of judicial Proceeding, legal document, legal status, court, official or any legal concept will, in respect of any jurisdiction other than a federal or state jurisdiction of the United States, be deemed to include what is most nearly approximate under the Laws of that other jurisdiction. Any reference to a Contract, instrument or other document as of a given date means the Contract, instrument or other document as amended, supplemented and modified from time to time through such date. All preamble, recital, article, section, exhibit and schedule references are to the preambles, recitals, articles, sections, exhibits and schedules of this Agreement unless otherwise specified. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references herein to “dollars” or “$” are to United States dollars. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or any Exhibits attached to this Agreement will not be deemed to establish a threshold for materiality or to establish the standard for whether a particular act or agreement is within or outside the ordinary course of business for purposes of this Agreement. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. All references to “will” or “shall” will be construed as creating a mandatory obligation. The phrase “to the extent” will mean the degree to which a subject or other matter extends, and such phrase will not simply mean “if.” Any reference to “ordinary course of business” or any other similar phrase will be deemed to mean “the ordinary course of business consistent with past practice”. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with generally accepted accounting principles as in effect in the United States of America, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with generally accepted accounting principles as in effect in the United States of America, as consistently applied by the Company. Each Party has negotiated and reviewed this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The rule of construction that any ambiguities are resolved against the drafting Party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all Parties and not for or against any Party.

Article II
PURCHASE AND SALE OF THE INTERESTS; CLOSING

Section 2.1 Agreement to Purchase and Sell the Acquired Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, convey and assign to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of the Acquired Interests, free and clear of all Liens.

Section 2.2 Purchase Price. The aggregate consideration for the Acquired Interests is equal to (i) One Hundred Forty-Five Million Dollars ($145,000,000) (the “Purchase Price”) payable in accordance with Section 2.4(b) below, plus (ii) the issuance of the note in the form attached hereto as Exhibit C (the “Closing Note”), plus (iii) the additional consideration set forth on Exhibit D (the “Net Profits Interest”), and plus (iv) the assumption by Purchaser (through its ownership of Firebird 2) of the Retained Obligations in accordance with Section 2.3(b). For the avoidance of doubt, it is the intent of the Parties that no duplicative payments be made by Fermi or the Purchaser under this Agreement and the Equipment Purchase Agreement, and notwithstanding anything in this Agreement or the Equipment Purchase Agreement to the contrary, any payments made by Purchaser or Fermi under this Agreement (including payments made by Fermi under the Closing Note) shall be credited dollar-for-dollar against (and apply fully to) any payments due and payable by Fermi under the Equipment Purchase Agreement.

Section 2.3 Pre-Closing Transactions(a). Notwithstanding Section 2.1 or anything in this Agreement to the contrary, prior to the Closing Date, Seller has, and has caused the Company to, effect the following transactions, with each transaction occurring in the order set forth below (collectively, the “Pre-Closing Transactions”):

(a) Merger. Seller, in accordance with the laws of the State of Delaware and Puerto Rico and pursuant to documentation reasonably satisfactory to Purchaser, caused Firebird LNG, LLC, a Puerto Rico limited liability company to merge with the Company (the “Merger”) with the Company, a wholly owned Delaware limited liability company of Seller, surviving the Merger.

(b) Delaware Division. Subsequent to the effectiveness of the Merger, Seller has, pursuant to documentation reasonably satisfactory to Purchaser, caused the Company to undergo a division under the Delaware Limited Liability Company Act (the “Delaware Division”), with the Company and Firebird 2 surviving such division. In the Delaware Division:

(i)  Firebird 2 was be formed and, following the Delaware Division, Seller owns 100% of the Firebird 2 Interests;

(ii)  the Company survived the Delaware Division and remains owned 100% by the Seller;

(iii) all of the Retained Assets became fully vested in Firebird 2 and Firebird 2 has the sole right, title and interest in the Retained Assets following the Delaware Division;

(iv)  all of the Retained Obligations became fully vested in Firebird 2 and the Retained Obligations are the responsibility, obligation and liability solely of Firebird 2 following the Delaware Division;

(v)  all of the Excluded Assets became fully vested in the Company and the Company has the sole right, title and interest in the Excluded Assets following the Delaware Division; and

(vi) all of the Excluded Obligations became fully vested in the Company and the Excluded Obligations are the responsibility, obligation and liability solely of the Company following the Delaware Division.

Section 2.4  Closing; Payment of the Purchase Price.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will be accomplished by email (in PDF or similar format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon confirmed receipt, simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). The Closing will be effective as of 12:00:00 a.m. (Central time) (i.e., the beginning of the day) on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all Parties under this Agreement at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)  Payment of Purchase Price. At the Closing, Fermi will pay the Purchase Price to Seller by the issuance of a Series B Convertible Secured Promissory Note of Fermi, in the form attached hereto as Exhibit B (the “Fermi Series B Note”), with an initial principal amount equal to the Purchase Price (the “Fermi Series B Note Principal Amount”).

(c) Additional Consideration. As additional consideration for the Acquired Interests, at the Closing, (i) Fermi agrees to issue the Closing Note to Mad Energy and (ii) Purchaser agrees to grant to Seller the Net Profits Interest as set forth in Exhibit D hereof.

Section 2.5 Closing Deliveries. At the Closing, the Parties will deliver the documents and instruments that are set forth in this Section 2.5.

(a) Subject to the delivery of the items set forth in Section 2.5(b), at Closing, Purchaser or Fermi, as applicable, shall deliver to Seller all of the following:

(i)  an executed counterpart signature page from Fermi to the Fermi Series B Note;

(ii)  an executed counterpart signature page from Fermi to the Closing Note;

(iii)  an executed counterpart signature page from Fermi to the Security Agreement; and

(iv) a certificate of an officer of Purchaser certifying as complete and accurate a copy of the resolutions of Purchaser’s sole member authorizing the execution, delivery and performance of each Transaction Document to be executed and delivered by Purchaser as of the Closing Date.

(b) Subject to the delivery of the documents and instruments set forth in Section 2.5(a), at or before the Closing, Seller shall deliver, or cause to be delivered, to Purchaser (or any other Person that is indicated below) all of the following:

(i)  evidence satisfactory to Purchaser in its sole discretion that the Pre-Closing Transactions have been consummated;

(ii)  an executed counterpart signature page from Seller to the Fermi Series B Note;

(iii)  an executed counterpart signature page from Seller to the Closing Note;

(iv)  an executed counterpart signature page from Mad Energy to the Security Agreement;

(v) a copy of the Siemens Contract Seventh Amendment in form and substance reasonably satisfactory to Purchaser, duly executed by the Company and Siemens;

(vi) evidence satisfactory to Purchaser in its reasonable discretion that the Liens set forth on Schedule 2.5(b)(vi) have been released and terminated;

(vii)  a certificate executed by an authorized officer or manager of Seller (A) attaching evidence satisfactory to Purchaser in its reasonable discretion that Mad Energy holds 100% of the Firebird Interests, (B) certifying as to complete and accurate copies of the Governing Documents of the Company and (C) certifying as to complete and accurate copies of the Governing Documents of Firebird 2;

(viii)  a properly executed IRS Form W-9 from Seller;

(ix)  a certificate executed by an authorized officer or manager of Company (A) certifying as complete and accurate a copy of the written consent or resolutions, as applicable, of Company’s managers and members authorizing the execution, delivery and performance of each Transaction Document to be executed and delivered by Company as of the Closing Date, and (B) to the effect that all Transaction Documents to be executed and delivered by Seller or Company, as applicable, in connection with the Closing have been executed by Seller or authorized officers or managers of the Company, as applicable; and

(x)  an executed membership interest assignment, in the form attached hereto as Exhibit E, from Seller assigning the Acquired Interests to Purchaser.

Section 2.6  Withholding. Notwithstanding any other provision of this Agreement, Purchaser, and the Company, as applicable, shall have the right to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement to any Person such amounts as Purchaser reasonably determines are required to be deducted and withheld pursuant to the Code or other applicable Tax Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.

Section 2.7 Equipment Purchase Agreement. The Parties hereby acknowledge that, as of the date hereof, the Equipment Purchase Agreement remains in full force and effect. Notwithstanding the foregoing, each of the Company and Fermi hereby agree that, effective and contingent upon the Closing, the Equipment Purchase Agreement will be terminated, cancelled, and of no further force or effect. As a result of the foregoing termination of the Equipment Purchase Agreement, as of the Closing, no party to the Equipment Purchase Agreement shall have any further or continuing or other obligation, liability, responsibility, or rights of any kind whatsoever thereunder. Each of the Company and Fermi hereby agrees, at Closing, to release and forever discharge each other Party from all demands, causes of action, damages, liabilities, and claims that such Party had, now has, or may have, at law or in equity against such other Party arising out of or relating to the Equipment Purchase Agreement. Each Party from time to time hereafter, and upon reasonable request, shall execute, acknowledge, and deliver such other instruments as reasonably may be required to carry out the terms and conditions of this Section 2.7.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING COMPANY

Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.1  Organization, Existence and Good Standing. The Company has been duly incorporated or formed, as applicable, and is in good standing under the Laws of the jurisdiction of its formation. The Company has full power and authority to own all of its properties and assets and to carry on its business as presently conducted, and is qualified as a foreign limited liability company, and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification. The Company is in compliance with its Governing Documents, and has at all times been in compliance with its Governing Documents. The Company has delivered or made available to Purchaser complete, correct and current copies of the Governing Documents (including all amendments thereto in effect as of the date hereof), equity security ledgers and minute books for the Company in effect as of the date hereof.

Section 3.2  Power and Authority, Authorization and Execution.

(a)  Seller has all requisite corporate, limited liability company, limited partnership or other organizational power and authority to enter into and perform its obligations under each Transaction Document to which it is a party. The execution and delivery of, and the performance of Seller’s obligations under each Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated by the Transaction Documents to which Seller is a party have been duly and validly approved by Seller’s governing body. No other approvals or actions are necessary on the part of Seller to authorize the execution, delivery and performance of the Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated by the Transaction Documents to which Seller is a party.

(b) The Company has all limited liability company power and authority to enter into and perform its obligations under each Transaction Document to which it is a party. The execution and delivery of, and the performance of the Company’s obligations under each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated by the Transaction Documents to which the Company is a party, have been duly and validly approved by the Company’s members and board of directors. No other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of the Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated by the Transaction Documents to which the Company is a party.

Section 3.3  Enforceability.

(a)  The Transaction Documents to which Seller is a party constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”).

(b)  The Transaction Documents to which the Company is a party constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 3.4  Consents; Non-contravention. The Company is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with the execution and delivery by the Company of the Transaction Documents to which the Company is a party or the consummation of the transactions contemplated herein or therein. Neither the execution, delivery and performance of the Transaction Documents to which the Company is a party, nor the consummation of the transactions contemplated herein and therein: (a) will conflict with or result in a violation or breach of, or default under, any provision of the Governing Documents of the Company; (b) will conflict with, result in a breach of, or constitute a material default or an event creating rights of acceleration, termination, modification, or cancellation, or a loss of material rights under, the Siemens Contract; (c) conflict with or result in a violation or breach of any provision of Law or Order to which the Company or any of the material assets or businesses of the Company is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the material assets or businesses of the Company except, in each case of (c)-(d) above, for any such conflict, breach, default, event, loss, violation, creation or imposition as would not prevent the Company from the consummation of the transactions contemplated by the Transaction Documents to which the Company is a party.

Section 3.5 Capitalization; Subsidiaries. Except for the Firebird Interests, there are no equity interests of the Company authorized, issued or outstanding and there are no equity interests of Firebird 2 authorized, issued or outstanding. All of the issued and outstanding equity interests of the Company have been validly issued, are not subject to any unsatisfied capital commitments, and are owned beneficially and of record by Seller, free and clear of all Liens. There are no other outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character obligating the Company to issue any equity securities of any kind. The Company is not a party to, or otherwise bound by, and the Company has not granted any equity appreciation rights, participations, phantom equity or similar rights. Except for the Governing Documents of the Company, the Company is not a party to any voting trust, voting agreement, proxy, equityholder agreement or other agreement that may affect the voting or transfer of the Interests or any of the shares of capital stock, units or other equity interests of the Company. The Company does not hold or beneficially own any direct or indirect interest in any Person (whether it be common or preferred shares or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

Section 3.6  Siemens Contract. The Siemens Contract is in full force and effect and is valid and enforceable against the Company and each other Person party thereto, in accordance with its terms. The Company is in compliance with the terms and requirements of each the Siemens Contract and each other Person that is party to the Siemens Contract is in compliance with the terms and requirements of the Siemens Contract. Neither Seller nor any other party to the Siemens Contract has provided or received any notice of any intention to terminate the Siemens Contract. There are no disputes pending or threated under the Siemens Contract. There does not exist under the Siemens Contract any event which, with the giving of notice or the lapse of time, or both, would constitute a breach or default by the Company or the other parties thereto. Complete and correct copies of the Siemens Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser. Other than the Siemens Contract Seventh Amendment, no modifications, amendments, or supplements have been made to the Siemens Contract following the date of this Agreement.

Section 3.7  Compliance with Laws. The Company is (currently and at any time in the past) complying with each Law applicable to the Company and its businesses, services, assets and properties. None of the Company, or its officers, directors or employees, and none of the agents or any other Person acting on behalf of the Company have violated any applicable money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect. The Company has at all times conducted its business in compliance with all applicable material Export Control, Sanctions and Import Laws.

Section 3.8  Brokers. The Company has not engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser or the Company in connection with the transactions contemplated by this Agreement or introducing the Parties to each other, for which the Company, Fermi, Purchaser or any of their respective Affiliates would have any Liability post-Closing.

Section 3.9  Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.10  Conduct of Firebird 2 Pending the Closing Date. From and after the formation of Firebird 2 pursuant to the Delaware Division, except as contemplated by this Agreement, during the period from the date of formation of Firebird 2 pursuant to the Delaware Division to the Closing, Seller has not, and has caused its Affiliates and the directors, officers, managers, employees, equityholders, and representatives of Seller and their respective Affiliates not to, take any action with respect to Firebird 2, including (a) issuing, selling, transferring, pledging, encumbering or otherwise disposing of any equity interests in Firebird 2; (b) causing Firebird 2 to incur any indebtedness, Liabilities or obligations (absolute or contingent); (c) entering into any contract or agreements binding on Firebird 2 or otherwise involving Firebird 2; (d) causing Firebird 2 to acquire, lease, transfer or dispose of any assets or properties; (e) taking or omitting to take any action that would result in any change to the capitalization, ownership, organizational documents, or corporate structure of Firebird 2; or (f) causing Firebird 2 to take or omit to take any action inconsistent with the purpose of effecting the transactions contemplated by this Agreement and the other Transaction Documents.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1  Power and Authority. Seller has full legal capacity to enter into and perform this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transactions Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary company action on the part of Seller. No other action is necessary on the part of Seller to execute, deliver and perform this Agreement and the other Transaction Documents to which Seller is a party. Seller has full limited partnership power and authority to enter into and perform its obligations under this Agreement and the other Transactions Documents to which it is a party.

Section 4.2 Enforceability. This Agreement and each other Transaction Document to which Seller is a party constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 4.3  Consents; Non-contravention. Seller is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with Seller’s execution and delivery of the Transaction Documents to which Seller is a party or the consummation by Seller of the transactions contemplated by the Transaction Documents to which Seller is a party. Neither the execution, delivery and performance of the Transaction Documents to which Seller is a party, nor the consummation by Seller of the transactions contemplated by the Transaction Documents to which Seller is a party: (a)  will violate any provision of the Governing Documents of Seller; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, the Siemens Contract; (c) will violate any Law or Order to which Seller or any of its material assets or businesses are subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the material assets or businesses of Seller, except, in each case of (c)-(d) above, for any such conflict, breach, default, event, loss, violation, creation or imposition as would not prevent Seller from the consummation of the transactions contemplated by the Transaction Documents to which Seller is a party.

Section 4.4 Title to Interests. Seller holds beneficially and of record the Firebird Interests, and Seller holds beneficially and of record the Acquired Interests, free and clear of all Liens other than any restrictions set forth in the Governing Documents of Company or Firebird 2, as applicable. At Closing, Seller shall convey to Purchaser good and valid title to the Acquired Interests free and clear of all Liens other than any restrictions set forth in the Governing Documents of Firebird 2. Seller is not a party to (i) any option, warrant, purchase right or other agreement (other than this Agreement) that could require Seller or, after the Closing, Purchaser, to sell, transfer, license or otherwise dispose of any Acquired Interests or any equity interests in the Company or Firebird 2; or (ii) any voting trust, proxy or other agreement or understanding with respect to the voting of any equity interests of the Company or Firebird 2, in each case other than this Agreement or the Governing Documents of the Company or Firebird 2, as applicable.

Section 4.5  Non-Foreign Status. Seller is not a foreign person as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.6 Brokers. Seller has not engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Seller, the Purchaser or the Company in connection with the transactions contemplated by this Agreement or introducing the Parties to each other.

Section 4.7  Investment Representations.

(a)  Purchase for Investment. Seller is purchasing the Fermi Series B Note, and if and when the Fermi Series B Note is converted will acquire the Class A Units of Fermi, for investment for the account of Seller and not for the account of any other person, and not with a view toward resale or other distribution thereof. Seller understands that the Fermi Series B Note being purchased has not been, and when issued the Class A Units issuable upon conversion will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws and, therefore, cannot be resold unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Seller further understands and agrees that, until so registered or transferred pursuant to the provisions of Rule 144 under the Securities Act, the Fermi Series B Note and all certificates evidencing any of the Class A Units, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY ONLY BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND SUCH LAWS. ADDITIONAL CONDITIONS ARE IMPOSED BY THIS SECURITY AND THE AGREEMENT PURSUANT TO WHICH THIS SECURITY WAS SOLD, AND THE COMPANY MAY REFUSE TO THE TRANSFER OF THIS SECURITY UNLESS SUCH CONDITIONS ARE FULFILLED.

Seller understands and agrees that Fermi does not have any present intention and is under no obligation to register the Fermi Series B Note, the shares issuable upon conversion, whether upon initial issuance or upon any transfer thereof under the Securities Act and applicable state securities laws, and that Rule 144 may not be available as a basis for exemption from registration.

(b) Receipt of Information. Seller during the course of this transaction and prior to the issuance of the Fermi Series B Note being acquired by Seller hereunder, has had the opportunity to ask questions of and receive answers from representatives of Fermi concerning the terms and conditions of the offering of the Fermi Series B Note and the business of Fermi; and to obtain any additional information or documents relative to Fermi, its business and an investment in Fermi necessary to verify the accuracy of information provided by Fermi relative to the business of Fermi. Seller has received and read or reviewed, and is familiar with, this Agreement, the form of the Fermi Series B Note and all such additional information and documents provided to Seller. The foregoing, however, does not limit or modify the representations and warranties of Purchaser in Article V of this Agreement or the right of Seller to rely thereon.

(c)  Sophistication of Seller. Seller is capable of evaluating the merits and risks of the purchase of the Fermi Series B Note. Seller has the capacity to protect its own interests in connection with the purchase of the Fermi Series B Note by reason of Seller’s business or financial experience.

(d)  Risk of Investment. Seller understands that the purchase of the Fermi Series B Note involves a high degree of risk and there is now no established market for the Fermi Series B Note or Fermi’s equity and there is no assurance that any public market for the Fermi Series B Note or such equity will develop. Seller has no present need for liquidity in connection with the funds being tendered by it hereunder. Seller can bear the economic risks of this investment and can afford a complete loss of their respective investments.

(e)  Accredited Investor. Seller represents it is an “Accredited Investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(f)  No General Solicitation. Neither Seller, nor any of its officers, directors, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Fermi Series B Note.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.1 Power and Authority. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Purchaser has full limited liability company capacity to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transactions Documents to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. No other action is necessary on the part of Purchaser to execute, deliver and perform this Agreement and the other Transaction Documents to which Purchaser is a party.

Section 5.2 Enforceability. This Agreement and each other Transaction Document to which Purchaser is a party constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 5.3  Consents; Non-contravention. Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with Purchaser’s execution and delivery of the Transaction Documents to which Purchaser is a party or the consummation by Seller of the transactions contemplated by the Transaction Documents to which Seller is a party. Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which Purchaser is a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby: (a)  will violate any provision of the Governing Documents of Purchaser; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written or oral contract, agreement, permit, indenture, mortgage, debenture, note or other instrument to which Purchaser is a party, subject or otherwise bound; (c) will violate any Law or Order to which Purchaser or any of Purchaser’s assets or businesses are subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or businesses of Purchaser, except, in each case of (c)-(d) above, for any such conflict, breach, default, event, loss, violation, creation or imposition as would not prevent Purchaser from the consummation of the transactions contemplated by this Agreement or the Transaction Documents to which Purchaser is a party.

Article VI
COVENANTS

Section 6.1 Further Assurances. From and after the Closing, the Parties will execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Acquired Interests to Purchaser, on the terms set forth herein, and to otherwise comply with this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.2  Confidentiality.

(a)  Except as otherwise authorized in advance in writing by Purchaser, Seller shall not, directly or indirectly, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, transfer or otherwise reveal in any way, any Confidential Information. For clarity, the Seller’s obligations under this Agreement are in addition to, and not in lieu of, any other obligations such Party has to protect, keep confidential or refrain from using Confidential Information, and such duty and obligation will continue for so long as the materials, information or data in question continue to constitute Confidential Information.

(b)  In the event Seller is, on advice of legal counsel, required pursuant to an Proceeding by or before any Governmental Authority to disclose any Confidential Information, Seller shall promptly notify Purchaser in writing prior to disclosing any Confidential Information so that Purchaser may seek a protective order or other appropriate remedy or, if it chooses, waive compliance with the applicable provision of this Agreement. Seller agrees to (i) use best efforts to cooperate with Purchaser and Purchaser’s Affiliates (including the Company) to preserve the confidentiality of such Confidential Information consistent with applicable Law, Proceeding or other appropriate remedy, (ii) furnish only that portion of such Confidential Information which, in the reasonable opinion of such Party’s legal counsel, such Party is legally compelled to disclose and (iii) use best efforts to obtain reliable assurance that confidential treatment will be afforded any such information so disclosed.

(c)  Except to the extent issuance is required by Law, Seller shall not, and shall cause their Affiliates and representatives not to, issue any press releases, announcements or other releases of information related to this Agreement or the Transaction Documents, without the prior written consent of Purchaser.

Section 6.3  Reasonable Best Efforts(a). Subject to the terms and conditions set forth herein, and to applicable Laws, each Party shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Nothing herein, including the cooperation or the “reasonable best efforts”, shall include any requirement of the Company, the Subsidiaries of the Company or Seller to expend money, or commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party. Without limiting the generality of the foregoing, from and after the date of this Agreement, the Seller, the Company and their respective Affiliates shall provide all reasonable cooperation and assistance to Purchaser and its Affiliates in connection with any and all matters relating to (a) the Siemens Contract, and (b) Siemens Energy AB and its affiliates, including but not limited to providing information, documentation, and support as may be reasonably requested by Purchaser or its Affiliates in connection therewith. For the avoidance of doubt, the Parties acknowledge and agree that consistent with the Delaware Limited Liability Company Act, the formation of Firebird 2, and any actions taken by the Company or Firebird 2 in connection with the Siemens Contract, shall not be deemed an assignment of the Siemens Contract, but rather as a continuation of the existing contractual relationship for all purposes. The Parties further agree to cooperate in good faith to communicate this understanding to Siemens Energy AB if necessary and to take such actions as may be reasonably required to maintain the continuity of the existing relationship between the Company and Siemens Energy AB.

Article VII
TAX MATTERS

Section 7.1  Preparation and Filing of Tax Returns.

(a)  Purchaser will prepare, or cause to be prepared, all Flow-Through Tax Returns of Firebird 2 for all Pre-Closing Tax Periods that are filed after the Closing Date. Purchaser will permit Seller to review and comment on each such Flow-Through Tax Return prior to filing, and will consider and incorporate in good faith any reasonable comments of Seller thereto. After such review, Purchaser will submit such Flow-Through Tax Returns to Company for filing.

(b)  Purchaser will prepare, or cause to be prepared all other Tax Returns of the Firebird 2 for Pre-Closing Tax Periods and Straddle Periods that are filed after the Closing Date. To the extent such Tax Returns could reasonably be expected to result in a Liability to or otherwise adversely impact Seller, Purchaser will permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(c)  For purposes of this Agreement, the Taxes of Firebird 2 attributable to any Straddle Period will be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), and the period of the Straddle Period that begins on the day immediately after the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”). The portion of the Tax allocated to the Pre-Closing Straddle Period will (i) in the case of any ad valorem or similar property Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date, determined by an interim closing of the books method as of the close of business on the Closing Date. The portion of the Tax allocated to the Post-Closing Straddle Period will equal the balance of the Tax attributable to the Straddle Period.

Section 7.2  Transfer Taxes. After setting aside any such Taxes required by Law to be paid by Seller, Purchaser will pay all sales, use, transfer, real property transfer, documentary, recording, equity transfer and similar Taxes and fees, (including any interest or penalties asserted with respect thereto) (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to the Transaction Documents. Purchaser will timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes. Seller shall cooperate in good faith to minimize, to the fullest extent reasonably possible under applicable Laws, the amount of any such Transfer Taxes payable and, if necessary, join in the execution of any such Tax Returns or other reports or forms necessary or appropriate to comply with the provisions of applicable Law in connection with the payment of such Transfer Taxes.

Section 7.3  Cooperation. Each of the Parties will reasonably cooperate as and to the extent reasonably requested by any other Party in connection with the filing of any Tax Return or claim for refund and any audit or other Proceeding with respect to Taxes or Tax Returns of Firebird 2 for Pre-Closing Tax Periods or Pre-Closing Straddle Periods. Such cooperation will include the retention and (upon any Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or claim for refund, or audit or other Proceeding and making employees available (if applicable) on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and executing, or causing to be executed, powers of attorney or other documents reasonably necessary to enable the applicable party to take all necessary actions with respect to such Tax Return or claim for refund, or audit or other Proceeding.

Section 7.4 Tax Treatment; Purchase Price Allocation. For U.S. federal and applicable state and local income Tax purposes, the Parties acknowledge and agree that the purchase and sale of the Acquired Interests pursuant to this Agreement will be treated as described in IRS Revenue Ruling 99-6, Situation 2, as (i) with respect to Seller, a transfer of their Acquired Interests, and (ii) with respect to Purchaser, an acquisition of the assets of Firebird 2 attributable to the Acquired Interests in exchange for the Purchase Price (plus all other amounts that are treated as part of the purchase price for U.S. federal and applicable state and local income Tax purposes), in an exchange governed by Section 1001 of the Code (the “Intended Tax Treatment”). For United States federal and applicable state and local income Tax purposes, Purchaser will allocate the sum of the Purchase Price (plus all other amounts that are treated as part of the purchase price for U.S. federal and applicable state and local income Tax purposes) among Firebird 2’s assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and deliver such allocation to Seller for Seller’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Purchaser will file IRS Form 8594 and the Parties will file all Tax Returns in a manner that is consistent with the Intended Tax Treatment, and the allocation of the sum of the Purchase Price (plus all other amounts that are treated as part of the purchase price for U.S. federal and applicable state and local income Tax purposes) as determined pursuant to this Section 7.4, and will not take any position inconsistent therewith, except to the extent required pursuant to a determination within the meaning of Section 1313(a) of the Code.

Article VIII
INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect indefinitely. All covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely. Notwithstanding the foregoing, any claims asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2  Seller’s Indemnification Obligations. Subject to the other provisions of this Article IX, from and after the Closing Date, Seller shall indemnify and hold harmless Purchaser and Company and their respective directors, managers, officers, stockholders, members, successors and assigns (collectively, “Purchaser Indemnitees”) for, from and against any and all Damages sustained by any Purchaser Indemnitee to the extent arising out of, relating to, or resulting from:

(a) Any material inaccuracy in or material breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement that result in actual Damages;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller pursuant to this Agreement;

(c)  the engagement by the Company and its Affiliates of Pickering Energy Partners to act as a financial advisor and any matters related to or in connection therewith;

(d)  the engagement by MAD Energy, the Company and their respective Affiliates of XO Energy, Stephen Murphy or their respective Affiliates to act as a broker, finder, financial advisor or similar party, to act in any capacity in connection with the transactions contemplated by this Agreement or any prior, related, or ancillary transactions, including, without limitation, any arrangement involving the payment (or obligation to pay) any fee, commission, retainer, reimbursement, success fee, advisory fee, consulting fee, expense, or other compensation, and any matters related to or in connection therewith;

(e)  the Excluded Assets; and

(f)  the Excluded Obligations.

Section 8.3  Purchaser Indemnification Obligations. Subject to the other provisions of this Section 8.3, from and after the Closing Date, the Purchaser shall indemnify and hold harmless Seller and its directors, officers, stockholders, successors and assigns (“Seller Indemnitees”) for, from and against any and all Damages sustained by any Seller Indemnitee to the extent arising out of or resulting from:

(a)  any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement; and

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.

Section 8.4  Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)  If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof in possession of the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third-Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.4(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any Proceeding by an Indemnified Party on account of a Damage which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 15 calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof in the possession of the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.5  Indemnity Payments; Offsets.

(a)  Once a Damage is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII (an “Indemnifiable Loss”), the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication, as applicable, by wire transfer of immediately available funds.

(b)  Notwithstanding the foregoing, any Indemnifiable Loss payable to a Purchaser Indemnitee pursuant to this Article VIII shall, at the option of the Purchaser, be satisfied in full by one or more of the following: (i) if a Fermi Series B Note has not been converted into equity securities of Fermi (or an Affiliate thereof) in accordance with its terms (the “Fermi Converted Securities”), then by a reduction in the Fermi Series B Note Principal Amount for Seller in an amount equal to the Indemnifiable Loss; (ii) if a Fermi Series B Note has been converted into Fermi Converted Securities, then, at the election of Purchaser, either (A) by cancelling such Fermi Converted Securities in an amount equal to the applicable Indemnifiable Loss divided by the current fair market value (determined by the applicable governing body of Fermi (or the appliable Affiliate thereof)) of the Fermi Converted Securities on a per unit or share basis, from Seller, or (B) from distributions attributable to Fermi Converted Securities.

Article IX
MISCELLANEOUS

Section 9.1  Transaction Expenses. Except as otherwise provided herein, each Party will bear all fees and expenses incurred by such Party in connection with, relating to, or arising out of the negotiation, preparation, execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by any Transaction Document, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated by any Transaction Document.

Section 9.2  Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by electronic transmission in .PDF or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given three Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given on the first Business Day following transmission; provided, however, that a notice delivered by electronic transmission not confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two Business Days after its delivery by electronic transmission. All notices will be addressed as follows:

If to Seller, then to:

Mad Energy Limited Partnership

414 Church Street, Suite 300

Sandpoint, Idaho 83864
Attention: Steve Youngdahl
Email: Steve@madenergy.com

with a copy (which will not constitute notice) to:

Davillier Law Group, LLC
935 Gravier Street, Suite 1702
New Orleans, LA 70112
Attention: Daniel E. Davillier
Email: ddavillier@davillierlawgroup.com

If to Company or Purchaser, then to:

Fermi LLC

600 S. Tyler, Suite 1501

Amarillo, Texas 79101

Attention: Toby Neugebauer

Email: Toby@fermiamerica.com

Attention: Griffin Perry

Email: Griffin@fermiamerica.com

with a copy (which will not constitute notice) to:

Holland & Knight LLP
One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201
Attention: Jeremiah Mayfield; Ram Sunkara
Email: Jeremiah.mayfield@hklaw.com; Ram.Sunkara@hklaw.com

or to any other address that may be designated by notice given under this Section 9.2.

Section 9.3  Entire Agreement; Amendments. The Transaction Documents constitute the entire understanding and agreement of the Parties respecting the transactions contemplated by the Transaction Documents and supersede all prior or contemporaneous written agreements, arrangements, communications, negotiations and understandings and all prior and contemporaneous oral agreements, arrangements, communications, negotiations and understandings among the Parties regarding the transactions contemplated by the Transaction Documents, including any term sheets, summaries, issues lists or other agreements or information. The Parties agree that no Party will have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in any Transaction Document. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by each Party. Prior drafts of any Transaction Document will not have any interpretive effect.

Section 9.4  Non-Waiver. The failure in any one or more instances of a Party to insist upon, or any delay in insisting on, performance of any of the terms, covenants or conditions of this Agreement or to exercise any right, power, privilege or remedy in this Agreement conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by the waiving Party.

Section 9.5  Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same Agreement. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party until such delivering Party has received signature pages from all Parties.

Section 9.6  Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party or any party to any such contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of .PDF or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 9.7  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under any Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any Law in any jurisdiction, such invalidity, illegality or unenforceability will affect no other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction to best give effect to the intent of the Parties under this Agreement.

Section 9.8  Applicable Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Texas, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

Section 9.9  Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and those Persons (or categories of Persons) specifically described herein, and, no provision of this Agreement will be deemed to grant or confer any remedy, claim, right or benefit upon any third party, and no Person will otherwise assert any rights as a third-party beneficiary hereunder. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that, in addition to the Parties, the Indemnified Parties also will enjoy the benefits of covenants made herein which are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions directly against the applicable Party making such covenants.

Section 9.10  Binding Effect; Benefit. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 9.11  Assignment. This Agreement may not be assigned by Company or Seller without the prior written consent of Purchaser. This Agreement may not be assigned by Purchaser without the prior written consent of Mad Energy save that this Agreement may be assigned by Purchaser after Closing to an Affiliate of Purchaser from time to time, provided that any such assignment by Purchaser shall not relieve Purchaser from its obligations hereunder.

Section 9.12 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.12.

Section 9.13  Consent to Jurisdiction. EACH OF THE PARTIES AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE CITY OF HOUSTON, TEXAS (AND ANY APPLICABLE APPELLATE COURT IN THE EVENT OF AN APPEAL) WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR SEEKING TO ENFORCE ANY PROVISION OF THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN Section 9.2, AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 9.13 WILL AFFECT THE RIGHTS OF THE PARTIES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. EACH OF THE PARTIES AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 9.14  Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including each Party’s right to consummate the transactions contemplated by this Agreement. Accordingly, each of the Parties will be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including for specific performance of any transaction contemplated by this Agreement) in any court of competent jurisdiction, including the Texas Business Courts or any state or federal court sitting in the State of Texas, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.15  Headings. The headings in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

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SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

The parties to this Agreement have executed this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

FERMI EQUIPMENT HOLDCO, LLC

By:	/s/ Toby Neugebauer
Name:	Toby Neugebauer
Title:	Authorized Officer

FERMI:

FERMI LLC

By:	/s/ Toby Neugebauer
Name:	Toby Neugebauer
Title:	Chief Executive Officer

Signature Page to Membership Interest Purchase Agreement

COMPANY:

FIREBIRD LNG, LLC

By:	/s/ George Wentz
Name:	George Wentz
Title:	Authorized Officer

SELLER:

MAD ENERGY Limited Partnership

By: MAD Energy GP, LLC, its General Partner

By:	/s/ Steven Youngdahl
Name:	Steven Youngdahl
Title:	Managing Director

Signature Page to Membership Interest Purchase Agreement